June 11, 1996






Securities & Exchange Commission
Corporate Finance Division
Chief Counsel's Office
450 Fifth Street, N.W.
Washington, DC 20549-1007

RE: Cheung Laboratories, Inc.
    SEC File No. 2-93826-W

Dear Sir or Madam:

Enclosed is an original and four copies of a Form 8K for Cheung
Laboratories, Inc.

Should you have any questions, please give us a call.

Very truly yours,



Augustine Y. Cheung
President


AYC/ls
Enclosures

              SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549

                   ___________________________

                            FORM 8-K

                         CURRENT REPORT




               Pursuant to Section 13 or 15(d) of
               the Securities Exchange Act of 1934



Date of Report                              June 11, 1996



                     CHEUNG LABORATORIES, INC.


                             MARYLAND



2-93826-W                   52-1256615
(Commission File Number)    (IRS Employer Identification  Number)




10220 Old Columbia Road Suite I Columbia, MD 21046

                                    (410) 290-5390

ITEM 5:  OTHER EVENTS


Cheung Laboratories, Inc. (the "Registrant') has entered into an agreement to repurchase 16 million shares of its outstanding common stock by rescinding its 9.6% ownership in Aestar Fine Chemical Incorporated Limited ("Aestar") and to repurchase an additional 4 million shares at $0.55 per share from Mr. Gao Yu Wen. The total 20 million share transaction, which is to be consummated with payment of $2.2 million to Mr. Gao by November 30, 1996, represents the repurchase of approximately 51% of the outstanding common shares of the Registrant.

On March 31, 1996,there were 39,502,664 shares of common stock outstanding. The 16 million share redemption associated with rescinding the Registrant's 9.6% interest in Aestar was effected under the agreement and the 16 million shares will be retired when The Registrant completes the transactions by paying Mr. Gao $2.2 million for the remaining 4 million shares in the transaction.

On July 31 1995, the Registrant announced it had sold a controlling interest to Mr. Gao in order to position the Registrant to enter into the large Chinese personal care market through Aestar and to capitalize upon the businesses and business contacts of Mr. Gao. Mr. Gao, a businessman with companies in China, Hong Kong and Macau, also serves as Deputy Director of the Economic Committee of the City of Zhongshan, Guangdong Province, China (PRC). Because of recent health problems, Mr. Gao will not be able to fulfill his desires to open business opportunities for the Registrant and develop an ongoing business with Aestar. Therefore, Mr. Gao and the Registrant have mutually agreed to end their relationship. This step will allow the Registrant to focus its resources on its core business, which is the design, manufacturing and sale of microwave therapy devices for cancer and prostatic diseases.

                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf of the undersigned thereunto duly authorized.


                                   CHEUNG LABORATORIES, INC.

Date: June 11, 1996
                           By:______________________

                            Dr. Augustine Y. Cheung, President